Exhibit 10.18.2

                      PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement ("Agreement") is entered into this
9th day of October 1996, ("Effective Date") by and between SAP America, Inc., a Delaware corporation, with offices at 701 Lee Road, Suite 200, Wayne, Pennsylvania 19087, (hereinafter "SAP") and Pluma, Inc., a North Carolina corporation, with offices at 801 Fieldcrest Road, Eden, North Carolina
27288 (hereinafter "Company").


                                RECITAL

WHEREAS, Company acquired from SAP utilization rights for SAP R/3 Software System pursuant to the R/3 Software End-User Individual License Agreement effective October 9, 1996, between SAP and Company ("End-User Agreement"). All terms set forth in the End-User Agreement and referred to herein shall have the same meaning as set forth in the End-User Agreement unless otherwise modified in this Agreement.

WHEREAS, SAP provides, through its employees and third party contractors, software consulting and professional services in support of installation and implementation of the Software in the United States which Company desires to obtain.

NOW, THEREFORE, in consideration of the mutual promises and obligations in this Agreement, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Services To Be Performed. SAP will provide consultants proficient with the applicable SAP products to perform services at Company's direction on projects as mutually agreed to in writing by SAP and Company. All activities of the SAP staff must be coordinated with the project supervisor of Company. Company is responsible for making the necessary internal arrangements for the carrying out of the services to be rendered by the SAP staff. Company and SAP will jointly agree on the scope, duration, and estimated cost of the project prior to the commencement of services in the form set forth in Schedule A attached hereto.

2. Satisfaction with Performance. If at any time Company is dissatisfied with the performance of a consultant working on a Company project, Company shall immediately report its dissatisfaction to SAP in writing and may ask SAP to replace the individual.

3. Compensation of SAP. All services will be provided by SAP on a time and materials basis. Activities will be charged according to the effort required at the rates as set forth in Schedule B hereto. The services to be rendered by SAP within the framework of this Agreement will be charged on a monthly basis in accordance with Schedule B. Record of performance will be shown on forms provided by SAP for this purpose. All payments are due within thirty (30) days after receipt of invoice. All duties, taxes and levies (excluding taxes based on SAP's net income), if any, shall be borne by Company. SAP shall be responsible for all payroll taxes, employee benefits, and any other payments due or imposed on any personnel performing work under this Agreement. SAP's consulting rates are subject to change upon thirty (30) day prior written notice.

4. Term. This Agreement shall be effective as of the Effective Date, specified above, and shall remain in force until terminated in writing by either party with or without cause. Company shall be liable for payment to SAP for all services rendered or products delivered prior to the Effective Date of any such termination.

5. Proprietary Information. Both parties shall handle Proprietary information (as defined in Section 1.18 of the End-User Agreement) acquired in connection with their activities under this Agreement in accordance with the obligations regarding Proprietary Information set forth in Section 6 of the End-User Agreement.

6. Work Product.

    6.1 All rights, title and interest in any Extension or Modification
(as defined in Sections 1.10 and 1.12 of the End-User Agreement) developed under this Agreement shall be governed by the terms set forth in Section 6.4 of the End-User Agreement.

   6.2 Company agrees that any and all ideas, concepts, or other intellectual property rights related in any way to the techniques, knowledge or processes of the SAP services or SAP products provided under this Agreement, whether or not developed for Company, are the exclusive property of SAP. SAP shall have the sole and exclusive right, title and ownership in and to the said technology.

   6.3 This Section 6 shall survive any termination of this Agreement.

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7. Limitation of Liability.

    7.1 The liability of SAP (including all persons employed by SAP in performing any obligations of this Agreement) for any claims arising from this Agreement shall be limited in the aggregate to the amount of the service fees paid to SAP for the services to which the liability is attributable.

   7.2 This limitation does not apply to personal injury or death caused solely by the gross negligence of SAP. With respect to tangible property damage, SAP shall hold Company harmless, to the extent to which such damage is paid by SAP's liability insurance. SAP shall maintain adequate insurance coverage on all personnel performing work under this Agreement, including commercial general liability coverage, automobile liability coverage, and workers' compensation.

   7.3 ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, UNDER NO CIRCUMSTANCES SHALL SAP BE LIABLE TO COMPANY OR ANY OTHER PERSON FOR SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR INDIRECT DAMAGES, OR FOR LOSS OF GOOD WILL OR BUSINESS PROFITS, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSS, AND EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF SAP
HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

   7.4 SAP MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR ANY OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES PROVIDED HEREUNDER.

8. General Provisions.

   8.1 This Agreement is a personal services agreement and the performance of any obligation hereunder may not be assigned, delegated or otherwise transferred by either party, provided however, that SAP may assign all or part of the work to be performed under this Agreement to a qualified third party who shall be operating on a consulting basis for SAP.

   8.2 If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this Agreement, and all provisions not affected by such invalidity shall remain in full force and effect.

   8.3 The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that is has or may have hereunder operated as a waiver of any breach or default by the other party.

   8.4 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties, whether written or oral, relating to the same subject matter. No modifications, amendments, or supplements to this Agreement shall be effective for any purpose unless in writing and signed by the parties.

  8.5 The relationship of SAP and Company established by this Agreement is that of independent contractors.

  8.6 This Agreement and any disputes arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

  8.7 Any purchase order or other document issued by Company is for administrative convenience only. In the event of any conflict between the provisions of this Agreement, and any purchase order, as well as the introduction of new terms on any such purchase order, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties have so agreed as of the date written above.

Agreed to:                                     Agreed to:
SAP America, Inc.                              Pluma, Inc.
SAP                                            Company

By:_______________________________________  By: (Sig of Walter E. Helton)
Name:_____________________________________  Name: (Walter E. Helton)
Title:____________________________________  Title: Vice President of Operations
Date:_____________________________________  Date: October 14, 1996

                                       2



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                              SCHEDULE A

                                  to

                       Professional Service Agreement
                               Work Order

PROJECT NAME AND COMPANY ADDRESS

LOCATION OF WORK TO BE PERFORMED

CONSULTANT CATEGORY LEVEL

START DATE

TARGET END DATE

RATE OF COMPENSATION

Basic hourly rate is based on attached Rate Schedule (Schedule B) and individual K Rates.

EXPENSES

Pre-approved travel expenses, and incidental expenses relating to support services shall be applicable in addition to the basic hourly rate. SAP shall bill such fees and expenses monthly, attaching time sheets or other records customarily used by SAP.

DESCRIPTION OF WORK



PLUMA, INC.

BY: _____________________________    DATE: _______________
TITLE:___________________________

SAP AMERICA, INC.

BY:______________________________    DATE:________________
TITLE:___________________________


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                           SCHEDULE B
                               to
                   Professional Service Agreement

Rates

The following SAP categories have been defined for SAP consultants:

      K1    =     Junior Consultant
      K2    =     Consultant
      K3    =     Senior Consultant
      K4    =     Senior System Consultant/Management consultant
      K5    =     Client Manager
      K6    =     Developer or Consulting Manager
      K7    =     Senior Developer

The rates applicable to each category in US dollars are as follows:

                       K1       K2       K3       K4     K5      K6      K7
Daily rate          $1,000    $1,200   $1,400  $1,600  $1,900  $2,500  $3,000
(up to 8 hours)

Half day rate        $500      $600     $700     $800    $950  $1,250  $1,500
(up to 4 hours)

Hourly rate of       $125      $150     $175     $200    $200   $350     $425
overtime

Expenses:   as incurred per visit
Mileage:    0.31 per mile

If customer specific modifications are carried out in SAP's computer center, a machine time surcharge of $500 per day will be added to the above rates. If a separate test system is required to carry out Modifications and Extensions, an additional fee will be charged, based on resources required.

      - If Software is supplied by SAP, SAP will provide all support services including program modification (in the SAP DP center)

      - Accommodations and use of public transportation facilities will be charged according to actual expenditure.

      - For work at customer's premises, a minimum charge amounting to the half day rate for the given consultant is billable. Travel costs are calculated from the consultant's principal office.

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                  REMOTE CONSULTING SERVICES ADDENDUM TO
                     PROFESSIONAL SERVICES AGREEMENT
                        effective October 9, 1996
                          issued October 9, 1996

The parties hereto agree that the terms of this Addendum dated October 9, 1996 are hereby incorporated into the Professional Services Agreement dated October 9, 1996 between SAP America, Inc. ("SAP") and Pluma, Inc. ("Company").

A.     Description of Services:

       1. SAP will provide Remote Consulting Services for the R/3 System in the following areas:

            a. System technology (i.e., tuning, ABAP/4 Workbench client copy, etc.);
            b. Business process (making use of table adjustment and customizing facilities); and
            c.  Software changes/enhancements or support therefor.

       2. SAP shall provide such services either through telecommunication or dial access into Company's system.

B.     Company Obligations:

       1. Company shall request services from SAP in writing and provide an adequate description of the problem.

       2. Company and SAP shall agree upon an appointment for provision of the service.

       3. Company must be receiving SAP Software Maintenance for the R/3 System for the duration of this Agreement.

       4. The Company shall obtain the technology required for accessing the system (an on-line connection). The Company shall pay all costs incurred for the connection.

       5. The Company shall permit SAP to access its system in order to provide the requested services.

       6. The Company is obliged to test all solution recommendations and configurations and to check their suitability before using them in a production system. SAP shall not be liable for any damages or loss resulting from Company failure to do so.

C.      Consulting Rate:

        1. SAP's current rate for remote consulting services is $270 per hour of consulting started. This rate may be changed at any time upon ninety (90) days prior written notice.

        2. The minimum duration for each consulting session shall be one (1) hour.

        3. Preparation time for the consulting session relating specifically to Company's inquiry will also be charged at the hourly rate set out above.

Agreed to:                                 Agreed to:
SAP America, Inc.                          Pluma, Inc.
SAP                                        Company

By:____________________________________    By: (Sig of Walter E. Helton)
Name:__________________________________    Name: (Walter E. Helton)
Title:_________________________________    Title: Vice President of Operations
Date:__________________________________    Date: October 14, 1996


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